ADVANCED SERIES TRUST

AST Niemann Capital Growth Asset Allocation Portfolio

SUBADVISORY AGREEMENT

Agreement made as of this 24th day of September, 2007 between Prudential Investments LLC (PI), a New York limited liability company, and AST Investment Services, Inc. (formerly American Skandia Investment Services, Inc.), a Maryland corporation (AST) (each, a Co-Manager and together, the Co-Managers), and Niemann Capital Management, Inc. (Niemann Capital or the Subadviser),

WHEREAS, the Co-Managers have entered into a Management Agreement (the Management Agreement) dated May 1, 2003, as amended, with Advanced Series Trust (formerly American Skandia Trust), a Massachusetts business trust (the Trust), and a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act), pursuant to which PI and AST act as Co-Managers of the Trust; and

WHEREAS, the Co-Managers, acting pursuant to the Management Agreement, desire to retain the Subadviser to provide investment advisory services to the Trust and one or more of its series as specified in Schedule A hereto (each, a Portfolio and collectively, the Portfolios) and provide investment advisory services regarding the Portfolios, and the Subadviser is willing to render such investment advisory services; and

WHEREAS, the assets of each Portfolio will be allocated based upon target percentage allocations among certain asset classes, such as core equity, core domestic fixed-income and cash, and off-benchmark (collectively, the Asset Classes) and target percentage allocations among certain investment categories within each Asset Class, such as domestic large and mid-cap value and developed markets large cap growth (collectively, the Investment Categories);

WHEREAS, subject to Section 1 hereof, the assets of each Portfolio generally will be invested in weighted combinations of various investment companies in accordance with the target percentage allocations for the Asset Classes and the Investment Categories, which investment companies may include: (i) other series of the Trust (collectively, the Underlying Trust Portfolios), (ii) registered investment companies or series thereof other than series of the Trust (collectively, the Other Underlying Portfolios), and (iii) registered or non-registered money market funds advised by the Co-Managers or one or more of their affiliates (collectively, the Underlying Money Market Portfolios and, collectively with the Underlying Trust Portfolios and the Other Underlying Portfolios, the Underlying Portfolios).

NOW, THEREFORE, the Parties agree as follows:

1. (a) Subject to the supervision and direction of the Co-Managers and the Board of Trustees of the Trust, the Subadviser shall provide the following services:

(i) Establishing, monitoring, and modifying as appropriate the target percentage allocations of Portfolio assets among the Asset Classes, provided, however, that the identity of each of the Asset Classes shall be selected by the Co-Managers and the percentage allocations established by the Subadviser for each Asset Class shall be within the percentage allocation limits established by the Co-Managers from time to time pursuant to Section 1(b) hereof;

(ii) Establishing, monitoring, and modifying as appropriate the target percentage allocations of Portfolio assets among the Investment Categories, provided, however that the identity of each of the Investment Categories shall be selected by the Co-Managers and the percentage allocations established by the Subadviser for each Investment Category shall be within the percentage allocation limits established by the Co-Managers from time to time pursuant to Section 1(b) hereof;

(iii) Establishing, monitoring, and modifying as appropriate the target percentage allocations of Portfolio assets among Other Underlying Portfolios and certain sub-sets of Underlying Trust Portfolios, provided, however, that such percentage allocations established by the Subadviser shall be within the percentage allocation limits established by the Co-Managers from time to time and shall be consistent with the then-current target percentage allocations for the Asset Classes and the Investment Categories.

(b) Subject to the supervision and direction of the Board of Trustees of the Trust, the Co-Managers shall have the following responsibilities:

(i) Establishing, monitoring, and modifying the Asset Classes and the Investment Categories;

(ii) Establishing, monitoring, modifying, and interpreting the percentage allocation limits for each Asset Class and each Investment Category;

(iii) Establishing, monitoring, modifying, and interpreting: (1) the Underlying Trust Portfolios that shall be used as fulfillment options for certain Asset Classes and Investment Categories and the relative weights for such Underlying Trust Portfolios or (2) the Underlying Trust Portfolios that may be used as fulfillment options for certain Asset Classes and Investment Categories;

(iv) Establishing, monitoring, modifying, and interpreting the percentage allocation limits for Portfolio assets that may be invested in Other Underlying Portfolios;

(v) Providing the actual day-to-day investment management of each Portfolio, including, without limitation (1) the purchase, retention, and sale of shares of the Underlying Trust Portfolios in a manner that is consistent with the then-current target asset allocation percentage established by the Subadviser; (2) the implementation of the Subadviser’s then-current selection of Other Underlying Portfolios; (3) the purchase, retention, and sale of shares of the Underlying Money Market Portfolios and other securities and instruments for cash management purposes; and (4) the purchase, retention, and sale of shares of the Underlying Portfolios and/or other securities or instruments as deemed necessary or appropriate by the Co-Managers in their sole discretion during, or in response to, any unusual circumstance, including, but not limited to, the closure of the New York Stock Exchange, the London Stock Exchange, or the Tokyo Stock Exchange; the restriction of trading on the New York Stock Exchange, the London Stock Exchange, or the Tokyo Stock Exchange; the occurrence of any event which causes disposal by a Portfolio or any Underlying Portfolio of securities owned by it to be not reasonably practicable; or the occurrence of any event which causes it to be not reasonably practicable for such Portfolio or Underlying Portfolio fairly to determine the value of its net assets;

(vi) Establishing, monitoring, modifying, and interpreting limits as to the size and frequency of redemptions of shares of Underlying Trust Portfolios (excluding the AST Money Market Portfolio);

(vii) Reviewing overall Portfolio composition for compliance with stated investment strategies; and

(viii) Monitoring of cash inflow into, and redemptions from, each Portfolio.

(c) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the copies of the Trust’s investment objectives, policies and restrictions as stated in its then-current prospectus and statement of additional information, Second Amended and Restated Declaration of Trust of the Trust, the By-laws of the Trust, and the Prospectus of the Trust provided to it by the Co-Managers (the Trust Documents) and with the instructions and directions of the Co-Managers and of the Board of Trustees of the Trust, cooperate with the Co-Managers’ (or their designees’) personnel responsible for monitoring the Trust’s compliance and will conform to, and comply with, the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations. In connection therewith, the Subadviser shall, among other things, prepare and file such reports as are, or may in the future be, required by the Securities and Exchange Commission (the Commission). The Co-Managers shall provide Subadviser timely with copies of any updated Trust Documents.

(d) The Subadviser shall maintain all books and records with respect to advisory services provided to the Trust as required by subparagraphs (b)(10) and (b)(11) and paragraph (f) of Rule 31a-1 under the 1940 Act, and shall render to the Trust’s Board of Trustees such periodic and special reports as the Trustees may reasonably request. The Subadviser shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Trust with respect to any matter discussed herein, including, without limitation, the valuation of the Trust’s securities.

(e) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. Conversely, the Subadviser and Co-Managers understand and agree that if the Co-Managers manage the Trust in a “manager-of-managers” style, the Co-Managers will, among other things, (i)  continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with the Subadviser, (ii)  periodically make recommendations to the Trust’s Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Trust’s Board regarding the results of its evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

(f) The Subadviser acknowledges that the Co-Managers and the Trust intend to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Subadviser hereby agrees that it shall not consult with any other subadviser to the Trust with respect to transactions in securities for the Trust’s portfolio or any other transactions of Trust assets.

(g) The Subadviser shall authorize and permit any of its directors, officers and employees who may be elected as Trustees or officers of the Trust to serve in the capacities in which they are elected. Services to be furnished by the Subadviser under this Agreement may be furnished through the medium of any of such directors, officers or employees.

(h) The Subadviser shall keep the Trust’s books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Co-Managers all information relating to the Subadviser’s services hereunder needed by the Co-Managers to keep the other books and records of the Trust required by Rule 31a-1 under the 1940 Act or any successor regulation. The Subadviser agrees that all records which it maintains for the Trust are the property of the Trust, and the Subadviser will surrender promptly to the Trust any of such records upon the Trust’s request, provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph 1(d) hereof.

(i) In connection with its duties under this Agreement, the Subadviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940, as amended, and other applicable state and federal regulations.

(j) The Subadviser shall furnish to the Co-Managers copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to paragraph 1(i) hereof as the Co-Managers may reasonably request.

(k) Upon reasonable request from the Co-Managers, the Subadviser (through a qualified person) will assist the valuation committee of the Trust or the Co-Managers in valuing securities of the Trust as may be required from time to time, including making available information of which the Subadviser has knowledge related to the securities being valued.

2. The Co-Managers shall continue to have responsibility for all services to be provided to the Trust pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser’s performance of its duties under this Agreement. The Co-Managers shall provide (or cause the Trust’s custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in Portfolios and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board of Trustees of the Trust that affect the duties of the Subadviser).

3. For the services provided pursuant to this Agreement, the Co-Managers shall pay the Subadviser as full compensation therefor, a fee equal to the percentage of the average daily net assets of the portion of each Portfolio as described in the attached Schedule A. Liability for payment of compensation by the Co-Managers to the Subadviser under this Agreement is contingent upon the Co-Managers’ receipt of payment from the Trust for management services described under the Management Agreement between the Fund and the Co-Managers. Expense caps or fee waivers for the Trust that may be agreed to by the Co-Managers, but not agreed to by the Subadviser, shall not cause a reduction in the amount of the payment to the Subadviser by the Co-Managers.

4. The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Trust or the Co-Managers in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser’s part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Co-Managers or the Trust may have against the Subadviser under federal or state securities laws. The Co-Managers shall indemnify the Subadviser, its affiliated persons, its officers, directors and employees, for any liability and expenses, including attorneys’ fees, which may be sustained as a result of the Co-Managers’ willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. The Subadviser shall indemnify the Co-Managers, their affiliated persons, their officers, directors and employees, for any liability and expenses, including attorneys’ fees, which may be sustained as a result of the Subadviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.

5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Co-Managers or the Subadviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadviser agrees that it will promptly notify the Trust and the Co-Managers of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change of control (as defined in the 1940 Act) of the Subadviser.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Co-Managers at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary (for PI) and One Corporate Drive, Shelton, Connecticut, 06484, Attention: Secretary (for AST); (2) to the Trust at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary; or (3) to the Subadviser at 512 Capitola Avenue, Capitola, California 95010, Attention: General Counsel.

6. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser’s directors, officers or employees who may also be a Trustee, officer or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

7. During the term of this Agreement, the Co-Managers agree to furnish the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Trust or the public, which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery.

8. This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

9. This Agreement shall be governed by the laws of the State of New York.

10. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PRUDENTIAL INVESTMENTS LLC

By:
Name:
Title:

AST INVESTMENT SERVICES, INC.

By:
Name:
Title:

NIEMANN CAPITAL MANAGEMENT, INC.

By:

Name:

Title:

SCHEDULE A

ADVANCED SERIES TRUST

AST Niemann Capital Growth Asset Allocation Portfolio

As compensation for services provided by Niemann Capital Management, Inc. (Niemann Capital), Prudential Investments LLC and AST Investment Services, Inc. will pay Niemann Capital an advisory fee on the net assets managed by Niemann Capital that is equal, on an annualized basis, to the following:

Portfolio Name	Advisory Fee
AST Niemann Capital Growth Asset Allocation	0.20% of average daily net assets to $250 million; 0.15% of average daily net assets from $250 million to $750 million; and 0.10% of average daily net assets over $750 million

Dated as of September 24, 2007.